Exhibit 99

PFIZER REPORTS THIRD-QUARTER 2015 RESULTS

▪	Third-Quarter 2015 Reported Revenues(1) of $12.1 Billion Increased 6% Operationally, Which Includes $0.3 Billion Reflecting One Month of Legacy Hospira U.S. Operations

▪	Third-Quarter 2015 Adjusted Diluted EPS(2) of $0.60 and Reported Diluted EPS(1) of $0.34, Which Includes One Month of Legacy Hospira U.S. Operations

▪
Third-Quarter 2015 Reported Revenues(1) for Pfizer-Standalone (Excluding Legacy Hospira) Increased 4% Operationally; Innovative Products Business Grew 21% Operationally, Primarily Driven by Prevnar 13 Adult and Ibrance

▪
Raised Midpoint of 2015 Financial Guidance Ranges for Reported Revenues(1) by $1.0 Billion and Adjusted Diluted EPS(2) by $0.11, Primarily Reflecting Strong Performance to Date and Improved Business Outlook

NEW YORK, N.Y., Tuesday, October 27, 2015 – Pfizer Inc. (NYSE: PFE) reported financial results for third-quarter 2015 and announced increases to the midpoints of its 2015 financial guidance ranges for reported revenues(1) and adjusted diluted EPS(2).
On September 3, 2015, Pfizer acquired Hospira, Inc. (Hospira). Consequently, and in accordance with Pfizer's domestic and international reporting periods(3), financial results for third-quarter 2015 and the nine months ended September 27, 2015 reflect Pfizer's operations as well as one month of legacy Hospira U.S. operations but do not include any financial results from legacy Hospira international operations.
The company manages its commercial operations through two distinct businesses: an Innovative Products business and an Established Products business. The Innovative Products business is composed of two operating segments: the Global Innovative Pharmaceutical segment (GIP)(4) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC)(4). The Established Products business consists of the Global Established Pharmaceutical segment (GEP)(4), which includes all legacy Hospira commercial operations. Financial results for each of these segments are presented in the Operating Segment Information section.
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. Results for the third quarter and first nine months of 2015 and 2014 are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Third-Quarter			Nine Months
	2015	2014	Change	2015	2014	Change
Reported Revenues(1)	$ 12,087	$ 12,361	(2%)	$ 34,804	$ 36,487	(5%)
Adjusted Income(2)	3,728	3,655	2%	10,449	11,088	(6%)
Adjusted Diluted EPS(2)	0.60	0.57	5%	1.67	1.72	(3%)
Reported Net Income(1)	2,130	2,666	(20%)	7,132	7,907	(10%)
Reported Diluted EPS(1)	0.34	0.42	(19%)	1.14	1.23	(7%)

REVENUES

($ in millions)	Third-Quarter				Nine Months
	2015	2014	% Change		2015	2014	% Change
			Total	Oper.			Total	Oper.
Innovative Products	$ 6,752	$ 6,001	13%	21%	$ 19,120	$ 17,377	10%	18%
GIP(4)	3,521	3,490	1%	10%	10,093	10,114	—	8%
Global Vaccines(4)	1,629	1,140	43%	50%	4,536	3,161	43%	51%
Consumer Healthcare(4)	817	821	—	7%	2,465	2,494	(1%)	5%
Global Oncology(4)	786	551	43%	54%	2,026	1,609	26%	36%
Established Products	$ 5,219	$ 6,239	(16%)	(8%)	$ 15,323	$ 18,742	(18%)	(11%)
GEP(4) Standalone	4,889	6,239	(22%)	(13%)	14,993	18,742	(20%)	(12%)
Legacy Hospira	330	—	*	*	330	—	*	*
Other(5)	116	121	(4%)	6%	360	368	(2%)	3%
Total	$ 12,087	$ 12,361	(2%)	6%	$ 34,804	$ 36,487	(5%)	3%

* Indicates calculation not meaningful.
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Third-Quarter				Nine Months
	2015	2014	% Change		2015	2014	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 2,108	$ 2,244	(6%)	9%	$ 6,037	$ 6,550	(8%)	6%
Percent of Revenues(1)	17.4%	18.2%	N/A	N/A	17.3%	18.0%	N/A	N/A
SI&A Expenses(2)	3,276	3,299	(1%)	6%	9,726	9,804	(1%)	5%
R&D Expenses(2)	1,725	1,788	(4%)	(2%)	5,334	5,114	4%	6%
Total	$ 7,109	$ 7,330	(3%)	5%	$ 21,097	$ 21,468	(2%)	6%

Effective Tax Rate(2)	25.8%	26.8%			25.3%	26.6%

2015 FINANCIAL GUIDANCE(6)
Financial guidance ranges for reported revenues(1) and reported(1) and adjusted(2) diluted EPS were updated on September 30, 2015 solely to reflect the anticipated impact of legacy Hospira operations in Pfizer's financial results from September 3, 2015 through fiscal year-end 2015(3).
The ranges for certain components of Pfizer's 2015 financial guidance have been updated today as set forth below, primarily reflecting the following:

▪	operational factors impacting Pfizer-standalone (excluding legacy Hospira) operations, including strong performance to date coupled with an improved business outlook for the remainder of the year;

▪
the anticipated impact of legacy Hospira operations from September 3, 2015 through fiscal year-end 2015(3) on financial guidance components other than reported revenues(1) and adjusted diluted EPS(2); and

▪	a minimal favorable impact from foreign exchange rates since mid-July 2015.

Reported Revenues(1)	$47.5 to $48.5 billion
(previously $46.5 to $47.5 billion)
Adjusted Cost of Sales(2) as a Percentage of Reported Revenues(1)	18.7% to 19.2%
(previously 18.0% to 18.5%)
Adjusted SI&A Expenses(2)	$13.6 to $14.1 billion
(previously $12.8 to $13.8 billion)
Adjusted R&D Expenses(2)	$7.5 to $7.8 billion
(previously $7.3 to $7.6 billion)
Adjusted Other (Income)/Deductions(2)	Approximately ($500 million) of income
Effective Tax Rate on Adjusted Income(2)	Approximately 25.0%
Reported Diluted EPS(1)	$1.37 to $1.43
(previously $1.29 to $1.38)
Adjusted Diluted EPS(2)	$2.16 to $2.20
(previously $2.04 to $2.10)

A reconciliation of certain components of Pfizer's 2015 financial guidance provided on July 28, 2015 to Pfizer's 2015 financial guidance provided on October 27, 2015 is below.

	Reported Revenues(1)	Reported Diluted EPS(1)	Adjusted Diluted EPS(2)
2015 Financial Guidance Provided on July 28, 2015	$45.0 to $46.0 billion	$1.38 to $1.47	$2.01 to $2.07
Guidance Update Provided on September 30, 2015 Reflecting Anticipated Impact of Legacy Hospira Operations from September 3, 2015 -- Midpoint of range impacted by:	$1.5 billion	($0.09)	$0.03
Guidance Update Provided on October 27, 2015 Reflecting Incremental Impact of Restructuring Charges Associated with the Hospira Acquisition -- Midpoint of range impacted by:	--	($0.02)	--
Guidance Update Provided on October 27, 2015 Reflecting Operational Factors Impacting Pfizer-Standalone (excluding legacy Hospira) Operations as well as Changes in FX Rates Since mid-July 2015 -- Midpoint of range impacted by:	$1.0 billion	$0.09	$0.11
2015 Financial Guidance Provided on October 27, 2015	$47.5 to $48.5 billion	$1.37 to $1.43	$2.16 to $2.20

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “Our business continues to demonstrate strength across key product lines and geographies which has resulted in another quarter of strong financial performance. We have been intently focused on seeking to generate a greater portion of our earnings from increased revenues and I see our product portfolio, product pipeline and recent business development activity as supporting this objective. Importantly, our research pipeline continues to advance with a focus on therapeutic areas of high unmet need where we also have seen advances in biology which could support the development of potential important new therapies to further strengthen our Innovative Products business. The recent addition of the Hospira business nicely augments our Established Products business, which has a strong presence in both sterile injectables and biosimilars. Overall, I see Pfizer as well positioned both financially and strategically to continue delivering value to patients and shareholders.”
Frank D’Amelio, Chief Financial Officer, stated, “Overall, I am very pleased with our financial results to date in 2015. During third-quarter 2015, we were able to grow revenues by 4% operationally, excluding the impact of foreign exchange and legacy Hospira operations, despite the continued significant negative impact from product losses of exclusivity, primarily Celebrex and Zyvox in the U.S. and Lyrica in certain developed Europe markets.
“We raised our 2015 financial guidance for reported revenues(1) and adjusted diluted EPS(2) to reflect the strong performance to date of Pfizer-standalone (excluding legacy Hospira) operations coupled with an improved business outlook for Pfizer-standalone for the remainder of the year. Changes in foreign exchange rates since mid-July 2015 did not materially impact our updated guidance. Additionally, we updated our 2015 financial guidance ranges for adjusted cost of sales(2) as a percentage of reported revenues(1), adjusted SI&A expenses(2), adjusted R&D expenses(2) and reported diluted EPS(1) to reflect the anticipated impact of legacy Hospira operations from September 3, 2015 through fiscal year-end 2015(3) as well as the impact of Pfizer-standalone operations. For the remainder of 2015 and into 2016, we expect to continue to advance the Hospira integration while remaining focused on delivering strong operating results.”
QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2015 vs. Third-Quarter 2014)
Reported revenues(1) decreased $274 million, or 2%, which reflects operational growth of $795 million, or 6%, more than offset by the unfavorable impact of foreign exchange of $1.1 billion, or 9%. Excluding the impact of legacy Hospira operations and foreign exchange, Pfizer-standalone reported revenues(1) increased by $465 million operationally, or 4%.
Operational revenue growth in developed markets was driven primarily by the performance of several key products, including Prevnar 13 in adults, Ibrance and Eliquis -- all products that are early in their life cycles -- as well as from Lyrica primarily in the U.S., and the inclusion of one month of legacy Hospira U.S. operations.

In emerging markets, revenues increased 5% operationally, reflecting continued strong operational growth, primarily from the Innovative Products business.
Operational revenue growth was partially offset primarily by the loss of exclusivity and associated generic competition for Celebrex in the U.S., Zyvox in the U.S. and Lyrica in certain developed Europe markets.
Innovative Products Business Highlights
Revenues for the Innovative Products business increased 21% operationally, reflecting the following:

▪
GIP(4) revenues increased 10% operationally, primarily due to the strong operational performance of Eliquis globally, Lyrica primarily in the U.S., Enbrel in most international markets as well as Xeljanz and Viagra, both primarily in the U.S. Operational growth was partially offset by generic competition for Rapamune in the U.S., which began in October 2014.

▪	VOC(4) revenues increased 37% operationally, reflecting the following:

–
Global Vaccines(4) revenues increased 50% operationally. Revenues in the U.S. increased 78%, driven by continued strong uptake of Prevnar 13 among adults due to the success of commercial programs and increased demand in preparation for the upcoming flu season. International revenues increased 19% operationally, primarily driven by Prevenar 13, which grew 10% operationally, primarily in emerging markets compared with the year-ago quarter.

–
Consumer Healthcare(4) revenues increased 7% operationally, primarily due to Nexium 24HR in the U.S. driven by increased demand and lower revenues in third-quarter 2014 as retailers reduced initial stocking levels following the May 2014 launch.

–
Global Oncology(4) revenues increased 54% operationally, primarily driven by continued strong momentum following the February 2015 U.S. launch of Ibrance for advanced breast cancer and, to a lesser extent, stronger demand for Sutent, Xalkori and Inlyta in most markets.

Established Products Business Highlights

▪
GEP(4) revenues decreased 8% operationally, primarily due to the loss of exclusivity and associated launch of multi-source generic competition for Celebrex in the U.S. in December 2014, for Zyvox in the U.S. beginning in first-half 2015 and for Lyrica in certain developed Europe markets beginning in first-quarter 2015. These declines were partially offset by the inclusion of one month of legacy Hospira U.S. operations, which contributed $330 million, and growth in emerging markets, where revenues increased 1% operationally.

Income Statement Highlights

▪	Adjusted cost of sales(2), adjusted SI&A expenses(2) and adjusted R&D expenses(2) in the aggregate increased $380 million operationally, or 5%, reflecting the following operational factors:

–
higher adjusted cost of sales(2), primarily reflecting the inclusion of one month of legacy Hospira U.S. operations in third-quarter 2015 and an increase in sales volume, partially offset by a decrease in royalty expense and manufacturing efficiencies;

–
higher adjusted SI&A expense(2), primarily reflecting increased investments to support recently launched products and certain other in-line products as well as the inclusion of one month of legacy Hospira U.S. operations in third-quarter 2015, partially offset by lower expenses associated with certain products that have recently lost marketing exclusivity, as well as continued benefits from cost-reduction and productivity initiatives; and

–
lower adjusted R&D expense(2), primarily due to the non-recurrence of upfront payments associated with certain agreements entered into during third-quarter 2014, partially offset by higher clinical trial spend for certain oncology and GIP(4) pipeline programs as well as the inclusion of one month of legacy Hospira U.S. operations in third-quarter 2015.

▪
The effective tax rate on adjusted income(2) declined 1.0 percentage point to 25.8% from 26.8%. This decline was primarily due to an increase in tax benefits associated with the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, partially offset by an unfavorable change in the jurisdictional mix of earnings.

▪
The diluted weighted-average shares outstanding declined by 160 million shares compared to the prior-year quarter due to Pfizer’s share repurchase program, including the impact of the $5 billion accelerated share repurchase agreement executed in February 2015 and completed in July 2015.

▪	In addition to the aforementioned factors, third-quarter 2015 reported earnings were primarily impacted by the following:
Unfavorable impacts:

–	higher purchase accounting adjustments, restructuring charges and acquisition-related costs primarily associated with the acquisition of Hospira in third-quarter 2015; and

–
higher asset impairment charges in third-quarter 2015, including an impairment loss related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China.

Favorable impacts:

–
the non-recurrence of a charge incurred in the prior-year quarter for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in third-quarter 2014 by the U.S. Internal Revenue Service; and

–
a lower effective tax rate, primarily due to an increase in tax benefits associated with the resolution of certain tax positions pertaining to prior years with various foreign tax authorities and the non-recurrence in 2015 of the non-tax deductible charge for the aforementioned additional year of the Branded Prescription Drug Fee incurred in the prior-year quarter, partially offset by the unfavorable change in the jurisdictional mix of earnings.

RECENT NOTABLE DEVELOPMENTS
Product Developments

▪	Ibrance (palbociclib)

–
Pfizer announced in August 2015 that the European Medicines Agency (EMA) validated for review the Marketing Authorization Application (MAA) for palbociclib in combination with endocrine therapy for the treatment of hormone receptor-positive, human epidermal growth factor receptor 2-negative advanced or metastatic breast cancer. The submission was based on the final results of the PALOMA-1 and PALOMA-3 trials in metastatic breast cancer. Both trials demonstrated that palbociclib in combination with an endocrine therapy improved progression-free survival compared to endocrine therapy alone.

–
Pfizer, with Alliance Foundation Trials, LLC and the Austrian Breast & Colorectal Cancer Study Group, announced in August 2015 the launch of the Palbociclib Collaborative Adjuvant Study, or PALLAS. This global Phase 3 clinical trial for patients with early-stage breast cancer is being conducted in conjunction with Breast International Group, German Breast Group, National Surgical Adjuvant Breast and Bowel Project and PrECOG, LLC. The PALLAS trial is designed to evaluate whether the addition of palbociclib to standard therapy will improve disease-free survival and prevent the disease from recurring. Approximately 4,600 people are expected to enroll in the trial.

▪	Trumenba (rLP2086, Meningococcal Serogroup B Bivalent Recombinant Lipoprotein vaccine)

–
Pfizer announced in August 2015 positive topline results of two Phase 3 studies of Trumenba. One study included approximately 3,600 healthy individuals 10 through 18 years of age, and the other study included approximately 3,300 healthy individuals 18 through 25 years of age. Both studies met all primary immunogenicity endpoints, demonstrating robust immune responses against certain invasive meningococcal B strains after the vaccine dose series. Safety and tolerability data from both studies were also consistent with data from previous studies.

–
Pfizer presented in October 2015 data from a randomized, controlled Phase 2 study of Trumenba, coadministered with routine meningococcal (groups A, C, Y and W) (MCV4) and tetanus, diphtheria and pertussis (Tdap) vaccines in adolescents. The data, which were released in an oral presentation at IDWeek 2015 in San Diego, are based on a study conducted in more than 2,600 healthy individuals 10 through 12 years of age that evaluated the safety, tolerability and immunogenicity of Trumenba when coadministered with MCV4 and Tdap. Data demonstrated that immune responses following Trumenba, MCV4 and Tdap vaccines given concomitantly were noninferior to immune responses to MCV4 and Tdap alone or Trumenba alone.

▪	Xeljanz (tofacitinib citrate)

–
Pfizer announced in October 2015 that it received a Complete Response Letter from the U.S. Food and Drug Administration (FDA) for its supplemental New Drug Application (sNDA) for Xeljanz (tofacitinib citrate) for the treatment of adult patients with moderate to severe chronic plaque psoriasis. The FDA's recommendations are specific to the moderate to severe chronic plaque psoriasis sNDA.

–
Pfizer regularly reviews the Xeljanz development portfolio and recently decided not to advance indications for Crohn’s disease and ankylosing spondylitis. Pfizer will focus its future investments and development programs on indications for rheumatoid arthritis (RA), psoriatic arthritis and ulcerative colitis (UC). Pfizer also has a broad developmental portfolio of other Janus kinase (JAK) inhibitors and new mechanisms of action in inflammation and immunology.

–
Pfizer intends to re-submit a MAA to the EMA for Xeljanz for the treatment of moderate to severe active RA by first-quarter 2016. The re-submission will include additional safety results and analyses requested by the Agency following the initial review and subsequent discussions, intended to strengthen the characterization of the benefit-risk profile.

–
Pfizer announced in September 2015 positive top-line results from two of its four Phase 3 studies of Xeljanz (tofacitinib 10 mg, twice daily tablets) for the treatment of adults with moderate to severe UC. Both studies met their primary endpoints as measured by the proportion of patients receiving Xeljanz in remission at week 8 compared to patients receiving placebo. No new or unexpected safety findings for Xeljanz were observed in the studies. Detailed analyses of these induction studies, including additional efficacy and safety data, will be submitted for presentation at a future scientific meeting. The two remaining studies in the Phase 3 UC program are ongoing.

–
Pfizer announced in July 2015 that the FDA accepted for review Pfizer’s new drug application (NDA) for Xeljanz 11 mg once daily modified release tablets for the treatment of patients with moderate to severe RA who have had an inadequate response or intolerance to methotrexate. The FDA has provided an anticipated Prescription Drug User Fee Act (PDUFA) action date in February 2016.

▪
Xalkori (crizotinib) -- In October 2015, the Committee for Medicinal Products for Human Use (CHMP) of the EMA adopted a positive opinion recommending extension of the current indication of Xalkori to include first-line treatment of adults with anaplastic lymphoma kinase (ALK)-positive advanced non-small cell lung cancer (NSCLC). The CHMP recommendation will now be reviewed by the European Commission, which has the authority to approve medicines for the European Union.  This recommendation is based on efficacy and safety data from the Phase 3 PROFILE 1014 trial that supports Xalkori as a standard of care in the first-line setting for patients with ALK-positive advanced NSCLC. In Europe, Xalkori is currently indicated for the treatment of adults with previously treated ALK-positive advanced NSCLC.

▪	Eliquis (apixaban)

–
Bristol-Myers Squibb Company (BMS) and Pfizer presented new data for Eliquis at the ESC Congress 2015 in August and September 2015. The new data reinforce the commitment of the BMS-Pfizer alliance to the ongoing evaluation of Eliquis in both the nonvalvular atrial fibrillation (NVAF) and venous thromboembolism patient populations. In addition, data from the AEGEAN (Assessment of an Educational and Guidance Programme for Eliquis Adherence in Nonvalvular Atrial Fibrillation) study evaluating adherence among NVAF patients further extends the BMS-Pfizer alliance’s commitment to patient care.

–
BMS and Pfizer announced in September 2015 that the first patient has been enrolled into a Phase 4 clinical trial, AUGUSTUS, designed to evaluate the safety of Eliquis versus warfarin or other vitamin K antagonists in patients with NVAF and a recent acute coronary syndrome or undergoing percutaneous coronary intervention, also known as a stent. AUGUSTUS is anticipated to enroll 4,600 patients from 30 countries, and is one of several new clinical trials that will help provide additional information on the safe and appropriate use of Eliquis for certain types of patients within currently approved indications.

Pipeline Developments
A comprehensive update of Pfizer's development pipeline, including assets from the recently-completed Hospira acquisition, was published today and is now available at www.pfizer.com/pipeline. It includes an overview of Pfizer's research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for candidates from Phase 2 through registration.

▪	Avelumab(7) (MSB0010718C)

–
Merck KGaA, Darmstadt, Germany (Merck KGaA) and Pfizer announced in October 2015 that the FDA granted avelumab(7), an investigational fully human anti-PD-L1 IgG1 monoclonal antibody, Fast Track designation for the treatment of metastatic Merkel cell carcinoma (MCC), a rare and aggressive type of skin cancer. The designation relates to the clinical development program for avelumab(7) in metastatic MCC, which includes the Phase 2 study, JAVELIN Merkel 200, to assess the safety and efficacy of avelumab(7) in patients with metastatic MCC who have progressed after at least one prior chemotherapy regimen.

–	Merck KGaA and Pfizer announced in September 2015 that the FDA granted orphan drug designation for avelumab(7) for the treatment of MCC.

–
Merck KGaA and Pfizer presented in September 2015 data from six studies evaluating the potential role of PD-L1 inhibition and the safety and efficacy of the investigational cancer immunotherapy avelumab(7) at European Cancer Congress 2015. New data were presented in urothelial (e.g., bladder), mesothelioma and gastric/gastroesophageal cancers. Additional data were also presented from Phase 1b trials in NSCLC and ovarian cancer that built on interim results previously presented at the 2015 Annual Meeting of the American Society of Clinical Oncology.

▪
Inotuzumab ozogamicin -- In October 2015, Pfizer announced that its investigational antibody-drug conjugate, inotuzumab ozogamicin, received Breakthrough Therapy designation from the FDA for acute lymphoblastic leukemia (ALL). The Breakthrough Therapy designation was based on the results of the Phase 3 INO-VATE ALL trial, which enrolled 326 adult patients with relapsed or refractory CD22-positive ALL and compared inotuzumab ozogamicin to standard of care chemotherapy.

▪
ALO-02 (oxycodone hydrochloride and naltrexone hydrochloride) -- Pfizer recently received notification from the FDA that the October 2015 PDUFA action date was extended by three months to January 2016 with respect to the NDA for ALO-02, an extended-release opioid with abuse deterrent properties for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. The NDA for ALO-02 remains under review by the FDA.

▪
PF-06290510 (Staphylococcus aureus (S. aureus) vaccine candidate) -- In July 2015, Pfizer announced enrollment of the first patient in a Phase 2b clinical trial of its investigational S. aureus multi-antigen vaccine in adults undergoing elective spinal fusion surgery. The purpose of the study, named STRIVE (STaphylococcus aureus SuRgical Inpatient Vaccine Efficacy), is to evaluate the safety and efficacy of the vaccine to determine if it prevents postoperative invasive S. aureus infections in patients undergoing elective spinal surgery. The trial is expected to enroll approximately 2,600 patients, with final results expected in 2017. PF-06290510 was granted Fast Track designation by the FDA in February 2014.

▪
PF-06410293 -- In July 2015, Pfizer began dosing patients in a multinational Phase 3 clinical trial of PF-06410293, a potential biosimilar to Humira®(8) (adalimumab). The Phase 3 clinical trial will evaluate the efficacy, safety and immunogenicity of PF-06410293 plus methotrexate and adalimumab sourced from the EU plus methotrexate in subjects with moderately to severely active RA who have had an inadequate response to methotrexate monotherapy.

Corporate Developments

▪
Pfizer announced in October 2015 that it completed its previously announced acquisition of GlaxoSmithKline’s quadrivalent meningococcal ACWY vaccines, Nimenrix and Mencevax, for total consideration of approximately $130 million (€115 million). The transaction was completed on September 30, 2015 and adds two high-quality and complementary vaccines to Pfizer’s portfolio, allowing the company to reach a broader global population. This transaction is not expected to have any significant impact on Pfizer's 2015 financial performance.

▪
In September 2015, Pfizer completed its previously announced acquisition of Hospira. As previously disclosed, Pfizer continues to expect the transaction to be immediately accretive to adjusted diluted EPS(2) upon closing, and accretive by $0.10 - $0.12 per share in the first full year after the close, with additional accretion anticipated thereafter. In addition, Pfizer expects the transaction will deliver $800 million in annual cost synergies by 2018. On September 30, 2015, Pfizer updated certain components of its 2015 financial guidance solely to reflect the anticipated impact of Hospira operations on 2015 financial results.

▪
In September 2015, in order to eliminate certain redundancies in Pfizer's biosimilar drug products pipeline created as a result of the acquisition of Hospira, Pfizer opted to return rights to Celltrion, Inc. and Celltrion Healthcare, Co., Ltd. that Hospira had previously acquired to potential biosimilars to Rituxan®(8) (rituximab) and Herceptin®(8) (trastuzumab).

▪
In August 2015, Pfizer and Synthon entered into an agreement whereby Pfizer has acquired the exclusive U.S. commercialization rights to glatiramer acetate, a potential generic version of the originator medicine Copaxone®(8) for the treatment of relapsing remitting multiple sclerosis. Under the terms of the agreement, Pfizer will have exclusive rights to commercialize both the once-daily 20 mg/ml dosage formulation and the three-times-per-week 40 mg/ml dosage formulation of Synthon’s glatiramer acetate in the U.S. Synthon is responsible for the clinical development, manufacture and supply of glatiramer acetate. Pfizer is solely responsible for the commercialization of glatiramer acetate in the U.S. Financial terms of the agreement were not disclosed.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Reported revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted revenue, Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described under Adjusted income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2015, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP Reported to non-GAAP Adjusted information for the third quarter and first nine months of 2015 and 2014, as well as reconciliations of full-year 2015 guidance for Adjusted income and Adjusted diluted EPS to full-year 2015 guidance for Reported net income(1) and Reported diluted EPS(1). The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
Pfizer's fiscal year-end for international subsidiaries is November 30, 2015, and Pfizer's fiscal year-end for U.S. subsidiaries is December 31, 2015. In accordance with Pfizer's domestic and international reporting periods, Pfizer's consolidated financial statements for the three and nine months ended September 27, 2015 reflect one month of legacy Hospira U.S. operations but do not include any financial results from legacy Hospira international operations.

(4)
For a description of the revenues in each business, see the “Our Strategy––Commercial Operations” sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2015.

(5)
Other includes revenues from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and revenues related to our transitional manufacturing and supply agreements with Zoetis Inc.

(6)	The 2015 financial guidance reflects the following:

▪	Does not assume the completion of any business development transactions not completed as of September 27, 2015, including any one-time upfront payments associated with such transactions.

▪	Excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of September 27, 2015.

▪
Exchange rates assumed are a blend of the actual exchange rates in effect through third-quarter 2015 and the mid-October 2015 exchange rates for the remainder of the year. Excludes the impact of a potential devaluation of the Venezuelan bolivar.

▪
Guidance for reported revenues(1) reflects the anticipated negative impact of $3.3 billion due to recent and expected generic competition for certain Pfizer-standalone (excluding legacy Hospira) products that have recently lost or are anticipated to soon lose patent protection.

▪
Guidance for Pfizer-standalone (excluding legacy Hospira) reported revenues(1) also reflects the anticipated negative impact of $3.1 billion as a result of unfavorable changes in essentially all foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2014. The anticipated negative impact on Pfizer-standalone (excluding legacy Hospira) reported(1) and adjusted(2) diluted EPS resulting from unfavorable changes in foreign exchange rates compared to foreign exchange rates from 2014 is approximately $0.18.

▪
Guidance for the effective tax rate on adjusted income(2) does not assume the renewal of the U.S. R&D tax credit. The renewal of the R&D tax credit is not anticipated to have a material impact on the effective tax rate on adjusted income(2).

▪	Guidance for reported(1) and adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 6.25 billion shares.

▪
Reconciliation of the 2015 Adjusted income(2) and Adjusted diluted EPS(2) guidance to the 2015 Reported net income attributable to Pfizer Inc.(1) and Reported diluted EPS attributable to Pfizer Inc.(1) common shareholders guidance:

($ in billions, except per share amounts)
Income/(Expense)	Net Income	Diluted EPS
Adjusted income/diluted EPS(2) guidance	$13.5 - $13.8	$2.16 - $2.20
Purchase accounting impacts of transactions completed as of September 27, 2015	(2.9)	(0.47)
Restructuring, implementation and other acquisition-related costs	(1.0) - (1.2)	(0.16) - (0.18)
Certain other items incurred through September 27, 2015	(0.6)	(0.10)
Business and legal entity alignment costs	(0.3)	(0.04)
Reported net income attributable to Pfizer Inc./diluted EPS(1) guidance	$8.5 - $9.0	$1.37 - $1.43

(7)	Avelumab is the proposed International Nonproprietary Name for the anti-PD-L1 monoclonal antibody, MSB0010718C.

(8)
Humira® is a registered U.S. trademark of Abbvie Biotechnology Ltd. Rituxan® is a registered U.S. trademark of Biogen Idec Inc. Herceptin® is a registered U.S. trademark of Genentech, Inc. Copaxone® is a registered trademark of Teva Pharmaceuticals Industry Ltd.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2015	2014	(Decr.)	2015	2014	(Decr.)
Revenues	$12,087	$12,361	(2)	$34,804	$36,487	(5)
Costs and expenses:
Cost of sales(2)	2,219	2,368	(6)	6,238	6,875	(9)
Selling, informational and administrative expenses(2)	3,270	3,556	(8)	9,761	10,116	(4)
Research and development expenses(2)	1,722	1,802	(4)	5,342	5,184	3
Amortization of intangible assets(3)	937	972	(4)	2,748	3,090	(11)
Restructuring charges and certain acquisition-related costs(4)	581	(19)	*	727	120	*
Other (income)/deductions––net(5)	661	94	*	670	665	1

Income from continuing operations before provision for taxes on income	2,697	3,587	(25)	9,319	10,437	(11)
Provision for taxes on income(6)	567	911	(38)	2,178	2,575	(15)
Income from continuing operations	2,130	2,676	(20)	7,141	7,862	(9)
Discontinued operations––net of tax	8	(3)	*	14	70	(80)
Net income before allocation to noncontrolling interests	2,139	2,672	(20)	7,155	7,932	(10)
Less: Net income attributable to noncontrolling interests	9	6	36	23	25	(7)
Net income attributable to Pfizer Inc.	$2,130	$2,666	(20)	$7,132	$7,907	(10)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.34	$0.42	(19)	$1.15	$1.23	(7)
Discontinued operations––net of tax	—	—	—	—	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.35	$0.42	(17)	$1.15	$1.24	(7)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.34	$0.42	(19)	$1.14	$1.22	(7)
Discontinued operations––net of tax	—	—	—	—	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.34	$0.42	(19)	$1.14	$1.23	(7)
Weighted-average shares used to calculate earnings per common share:
Basic	6,168	6,330		6,176	6,363
Diluted	6,243	6,403		6,259	6,441
*Calculation not meaningful.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and nine months ended September 27, 2015 and September 28, 2014. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 23, 2015 and August 24, 2014.

The financial results for the three and nine months ended September 27, 2015 are not necessarily indicative of the results that ultimately could be achieved for the full year.
On September 3, 2015, we acquired Hospira, Inc. (Hospira). Commencing from the acquisition date, our statement of income reflects the operating results of Hospira, and, in accordance with our domestic and international reporting periods, our consolidated statements of income for the three and nine months ended September 27, 2015 reflect one month of legacy Hospira U.S. operations but do not include any financial results from legacy Hospira international operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)
Exclusive of amortization of intangible assets, except as discussed in footnote (3) below. Selling, informational and administrative expenses in the third quarter and first nine months of 2014 include a $215 million charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the U.S. Internal Revenue Service (IRS).

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)
Included in Restructuring charges and certain acquisition-related costs are (i) restructuring charges of $469 million in the third quarter of 2015 and $555 million in the first nine months of 2015 for employee termination costs, asset impairments and other exit costs largely associated with our acquisition of Hospira; (ii) transaction costs, such as banking, legal, accounting and other similar services, directly related to our acquisition of Hospira of $64 million in the third quarter of 2015 and $70 million in the first nine months of 2015; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes of $48 million in the third quarter of 2015 and $102 million in the first nine months of 2015, largely related to our acquisition of Hospira.

(5)	Other (income)/deductions––net includes the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2015	2014	2015	2014
Interest income(a)	$(121)	$(108)	$(332)	$(303)
Interest expense(a)	278	343	864	1,007
Net interest expense	157	235	533	703
Royalty-related income	(204)	(251)	(683)	(737)
Certain legal matters, net(b)	—	28	99	720
Net gains on asset disposals(c)	(35)	(53)	(230)	(267)
Certain asset impairments(d)	633	243	658	358
Business and legal entity alignment costs(e)	60	47	224	114
Other, net	50	(155)	70	(226)
Other (income)/deductions––net	$661	$94	$670	$665

(a)
Interest income increased in the third quarter and first nine months of 2015, primarily due to higher investment returns. Interest expense decreased in the third quarter and first nine months of 2015, primarily due to the repayment of a portion of long-term debt in the first quarter of 2015 and the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(b)
In the first nine months of 2014, primarily includes approximately $610 million for Neurontin-related matters (including off-label promotion actions and antitrust actions) and approximately $55 million for an Effexor-related matter.

(c)
In the first nine months of 2015, primarily includes gains on sales/out-licensing of product and compound rights (approximately $76 million) and gains on sales of investments in equity securities (approximately $160 million). In the first nine months of 2014, primarily includes gains on sales/out-licensing of product and compound rights (approximately $128 million) and gains on sales of investments in equity securities (approximately $114 million).

(d)
In the third quarter and first nine months of 2015, primarily includes an impairment loss of $470 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China, and impairment charges for intangible assets of $163 million, primarily related to developed technology rights for the treatment of attention deficit hyperactivity disorder. In the third quarter and first nine months of 2014, primarily includes impairment charges related to an in-process research and development compound for the treatment of skin fibrosis and to developed technology rights.

(e)
In the third quarter and first nine months of 2015 and 2014, represents expenses for planning and implementing changes to our infrastructure to align our operations and reporting for our business segments established in 2014.

(6)
The decrease in the effective tax rate for the third quarter of 2015 compared to the third quarter of 2014 was primarily due to an increase in tax benefits associated with the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, and the expiration of certain statutes of limitations, as well as the non-recurrence of the non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS, partially offset by the unfavorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

The decrease in the effective tax rate for the first nine months of 2015 compared to the first nine months of 2014 was primarily due to the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, and the non-recurrence of the non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS, partially offset by a decline in tax benefits associated with the resolution of certain tax positions pertaining to prior years, primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,087	$—	$—	$—	$—	$12,087
Cost of sales(6)	2,219	(87)	(12)	—	(13)	2,108
Selling, informational and administrative expenses(6)	3,270	—	—	—	6	3,276
Research and development expenses(6)	1,722	2	—	—	1	1,725
Amortization of intangible assets(7)	937	(904)	—	—	—	33
Restructuring charges and certain acquisition-related costs	581	—	(529)	—	(52)	—
Other (income)/deductions––net	661	28	—	—	(779)	(90)
Income from continuing operations before provision for taxes on income	2,697	960	541	—	837	5,035
Provision for taxes on income	567	271	167	—	294	1,298
Income from continuing operations	2,130	689	374	—	543	3,736
Discontinued operations––net of tax	8	—	—	(8)	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	2,130	689	374	(8)	543	3,728
Earnings per common share attributable to Pfizer Inc.––diluted	0.34	0.11	0.06	—	0.09	0.60

	Nine Months Ended September 27, 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$34,804	$—	$—	$—	$—	$34,804
Cost of sales(6)	6,238	(89)	(37)	—	(73)	6,037
Selling, informational and administrative expenses(6)	9,761	2	—	—	(37)	9,726
Research and development expenses(6)	5,342	5	—	—	(12)	5,334
Amortization of intangible assets(7)	2,748	(2,648)	—	—	—	100
Restructuring charges and certain acquisition-related costs	727	—	(594)	—	(133)	—
Other (income)/deductions––net	670	33	—	—	(1,113)	(410)
Income from continuing operations before provision for taxes on income	9,319	2,698	631	—	1,369	14,017
Provision for taxes on income	2,178	770	191	—	406	3,545
Income from continuing operations	7,141	1,928	440	—	962	10,472
Discontinued operations––net of tax	14	—	—	(14)	—	—
Net income attributable to noncontrolling interests	23	—	—	—	—	23
Net income attributable to Pfizer Inc.	7,132	1,928	440	(14)	962	10,449
Earnings per common share attributable to Pfizer Inc.––diluted	1.14	0.31	0.07	—	0.15	1.67
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2014
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,361	$—	$—	$—	$(65)	$12,296
Cost of sales(6)	2,368	9	(13)	—	(120)	2,244
Selling, informational and administrative expenses(6)	3,556	(3)	—	—	(254)	3,299
Research and development expenses(6)	1,802	(1)	—	—	(13)	1,788
Amortization of intangible assets(7)	972	(928)	—	—	—	44
Restructuring charges and certain acquisition-related costs	(19)	—	(41)	—	59	—
Other (income)/deductions––net	94	112	—	—	(286)	(80)
Income from continuing operations before provision for taxes on income	3,587	812	54	—	548	5,001
Provision for taxes on income	911	255	19	—	155	1,340
Income from continuing operations	2,676	557	36	—	393	3,661
Discontinued operations––net of tax	(3)	—	—	3	—	—
Net income attributable to noncontrolling interests	6	—	—	—	—	6
Net income attributable to Pfizer Inc.	2,666	557	36	3	393	3,655
Earnings per common share attributable to Pfizer Inc.––diluted	0.42	0.09	0.01	—	0.06	0.57

	Nine Months Ended September 28, 2014
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$36,487	$—	$—	$—	$(193)	$36,294
Cost of sales(6)	6,875	92	(36)	—	(381)	6,550
Selling, informational and administrative expenses(6)	10,116	1	—	—	(312)	9,804
Research and development expenses(6)	5,184	(1)	—	—	(70)	5,114
Amortization of intangible assets(7)	3,090	(2,965)	—	—	—	125
Restructuring charges and certain acquisition-related costs	120	—	(96)	—	(25)	—
Other (income)/deductions––net	665	105	—	—	(1,208)	(437)
Income from continuing operations before provision for taxes on income	10,437	2,768	131	—	1,803	15,139
Provision for taxes on income	2,575	797	76	—	578	4,026
Income from continuing operations	7,862	1,970	55	—	1,225	11,113
Discontinued operations––net of tax	70	—	—	(70)	—	—
Net income attributable to noncontrolling interests	25	—	—	—	—	25
Net income attributable to Pfizer Inc.	7,907	1,970	55	(70)	1,225	11,088
Earnings per common share attributable to Pfizer Inc.––diluted	1.23	0.31	0.01	(0.01)	0.19	1.72
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and nine months ended September 27, 2015 and September 28, 2014. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 23, 2015 and August 24, 2014.

On September 3, 2015, we acquired Hospira, Inc. (Hospira). Commencing from the acquisition date, our statement of income reflects the operating results of Hospira, and, in accordance with our domestic and international reporting periods, our consolidated statements of income for the three and nine months ended September 27, 2015 reflect one month of legacy Hospira U.S. operations but do not include any financial results from legacy Hospira international operations.

(3)	Acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2015	2014	2015	2014
Restructuring charges(a)	$417	$22	$422	$43
Transaction costs(a)	64	—	70	—
Integration costs(a)	48	19	102	53
Additional depreciation––asset restructuring(b)	12	13	37	36
Total acquisition-related costs––pre-tax	541	54	631	131
Income taxes(c)	(167)	(19)	(191)	(76)
Total acquisition-related costs––net of tax	$374	$36	$440	$55

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In 2015, restructuring charges, transaction costs and integration costs primarily relate to our acquisition of Hospira on September 3, 2015. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales for both the third quarter and first nine months of 2015 and 2014.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first nine months of 2014 also include the favorable impact of the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

(4)	Certain significant items include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2015	2014	2015	2014
Restructuring charges(a)	$52	$(59)	$133	$25
Implementation costs and additional depreciation––asset restructuring(b)	55	113	169	375
Additional year of Branded Prescription Drug Fee(c)	—	215	—	215
Certain legal matters, net(d)	—	28	92	726
Certain asset impairments(e)	633	242	633	356
Business and legal entity alignment costs(f)	60	47	224	114
Other(g)	36	(37)	117	(9)
Total certain significant items––pre-tax	837	548	1,369	1,803
Income taxes(h)	(294)	(155)	(406)	(578)
Total certain significant items––net of tax	$543	$393	$962	$1,225

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(a)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Restructuring charges and certain acquisition-related costs. For the third quarter and first nine months of 2014, includes $92 million of income related to the partial reversal of prior-period restructuring charges, not directly associated with the new individual segments, and reflecting a change in estimate with respect to our sales force restructuring plans.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Virtually all included in Cost of sales ($34 million), Selling, informational and administrative expenses ($16 million) and Research and development expenses ($3 million) for third-quarter 2015. Virtually all included in Cost of sales ($95 million), Selling, informational and administrative expenses ($55 million), and Research and development expenses ($16 million) for the nine months ended September 27, 2015. Included in Cost of sales ($63 million), Selling, informational and administrative expenses ($37 million) and Research and development expenses ($13 million) for third-quarter 2014. Included in Cost of sales ($215 million), Selling, informational and administrative expenses ($90 million) and Research and development expenses ($70 million) for the nine months ended September 28, 2014.

(c)
Included in Selling, informational and administrative expenses. For the third quarter and first nine months of 2014, represents a charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the U.S. Internal Revenue Service (IRS).

(d)
Included in Other (income)/deductions––net. In the first nine months of 2014, primarily includes approximately $610 million for Neurontin-related matters (including off-label promotion actions and antitrust actions) and approximately $55 million for an Effexor-related matter.

(e)
Included in Other (income)/deductions––net. In the third quarter and first nine months of 2015, primarily includes an impairment loss of $470 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China, and impairment charges for intangible assets of $163 million, primarily related to developed technology rights for the treatment of attention deficit hyperactivity disorder. In the third quarter and first nine months of 2014, primarily includes impairment charges related to an in-process research and development compound for the treatment of skin fibrosis and to developed technology rights.

(f)
Included in Other (income)/deductions––net. In the third quarter and first nine months of 2015 and 2014, represents expenses for planning and implementing changes to our infrastructure to align our operations and reporting for our business segments established in 2014.

(g)
For the third quarter of 2015, included in Cost of sales ($21 million income), Selling, informational and administrative expenses ($22 million income), Research and development expenses ($4 million income) and Other (income)/deductions––net ($84 million). For the first nine months of 2015, included in Cost of sales ($21 million income), Selling, informational and administrative expenses ($19 million income), Research and development expenses ($4 million income) and Other (income)/deductions––net ($161 million). For 2014, includes, among other things, income associated with the transitional manufacturing and supply agreements with Zoetis Inc. that are included in Revenues ($65 million) and Cost of sales ($57 million) for the third quarter of 2014 and primarily in Revenues ($193 million) and Cost of sales ($167 million) for the first nine months of 2014. Virtually all other items are included in Other (income)/deductions––net for the third quarter and first nine months of 2014.

(h)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The third quarter and first nine months of 2014 were unfavorably impacted by a non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Third-Quarter 2015
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$3,521	$3,231	$6,752	$5,219	$116	$12,087	$—	$12,087
Cost of sales	378	497	876	1,062	171	2,108	111	2,219
Selling, informational and administrative expenses	820	705	1,524	799	954	3,276	(7)	3,270
Research and development expenses	405	230	635	173	917	1,725	(3)	1,722
Amortization of intangible assets	11	12	23	10	—	33	904	937
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	581	581
Other (income)/deductions––net	(240)	(8)	(247)	(55)	212	(90)	751	661
Income from continuing operations before provision for taxes on income	2,146	1,796	3,942	3,230	(2,138)	5,035	(2,337)	2,697

	Nine Months Ended September 27, 2015
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$10,093	$9,028	$19,120	$15,323	$360	$34,804	$—	$34,804
Cost of sales	1,106	1,473	2,579	2,921	538	6,037	200	6,238
Selling, informational and administrative expenses	2,548	1,998	4,546	2,343	2,837	9,726	35	9,761
Research and development expenses	1,469	627	2,096	459	2,779	5,334	7	5,342
Amortization of intangible assets	34	35	70	30	—	100	2,648	2,748
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	727	727
Other (income)/deductions––net	(734)	(45)	(778)	(92)	461	(410)	1,080	670
Income from continuing operations before provision for taxes on income	5,669	4,939	10,608	9,664	(6,255)	14,017	(4,698)	9,319
See end of tables for notes (1) through (6).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Third-Quarter 2014
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$3,490	$2,511	$6,001	$6,239	$56	$12,296	$65	$12,361
Cost of sales	485	475	960	1,137	148	2,244	124	2,368
Selling, informational and administrative expenses	835	602	1,436	982	881	3,299	257	3,556
Research and development expenses	386	200	585	166	1,037	1,788	14	1,802
Amortization of intangible assets	11	7	18	25	1	44	928	972
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	(18)	(19)
Other (income)/deductions––net	(289)	(6)	(295)	(64)	279	(80)	174	94
Income from continuing operations before provision for taxes on income	2,063	1,235	3,298	3,993	(2,290)	5,001	(1,414)	3,587

	Nine Months Ended September 28, 2014
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$10,114	$7,264	$17,377	$18,742	$175	$36,294	$193	$36,487
Cost of sales	1,375	1,402	2,777	3,331	442	6,550	325	6,875
Selling, informational and administrative expenses	2,529	1,789	4,318	2,846	2,640	9,804	311	10,116
Research and development expenses	1,152	635	1,787	455	2,872	5,114	70	5,184
Amortization of intangible assets	34	16	50	75	—	125	2,965	3,090
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	120	120
Other (income)/deductions––net	(814)	(26)	(839)	(184)	586	(437)	1,102	665
Income from continuing operations before provision for taxes on income	5,838	3,447	9,285	12,219	(6,365)	15,139	(4,702)	10,437
See end of tables for notes (1) through (6).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: the Global Innovative Pharmaceutical segment (GIP); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC); and the Global Established Pharmaceutical segment (GEP). The expenses generally include only those costs directly attributable to the operating segment. For a description of each operating segment, see the "Our Strategy––Commercial Operations" sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2015. On September 3, 2015, we acquired Hospira, and its commercial operations are now included within GEP. Commencing from the acquisition date, and in accordance with our domestic and international reporting periods, our consolidated statements of income, primarily GEP's operating results, for the three and nine months ended September 27, 2015 reflect one month of legacy Hospira U.S. operations but do not include any financial results from legacy Hospira international operations.

The third quarter of 2015 reflects the following, as compared to the third quarter of 2014:

•
GIP––The decrease in Cost of sales as a percentage of Revenues was primarily driven by a decrease in royalty expense, favorable foreign exchange, and an increase in alliance revenues, which have no associated cost of sales. The decrease in Cost of sales was primarily driven by favorable foreign exchange and, to a lesser extent, a decrease in royalty expense. The decrease in Selling, informational and administrative expenses reflects favorable foreign exchange and reduced investment in certain in-line products, largely offset by additional investment in recently launched products and certain other in-line products. The increase in Research and development expenses primarily reflects increased investment in certain late-stage pipeline programs, primarily bococizumab and tanezumab, partially offset by lower clinical trial expenses for various studies for certain previously approved products. The unfavorable change in Other (income)/deductions––net primarily reflects a decrease in royalty-related income, partially offset by an increase in our equity income from certain equity-method investments.

•
VOC––The decrease in Cost of sales as a percentage of Revenues was primarily driven by manufacturing efficiencies, a favorable change in product mix and favorable foreign exchange. The increase in Cost of sales was primarily due to an increase in sales volumes, driven primarily by continued strong uptake of Prevnar 13 among adults, largely offset by favorable foreign exchange and manufacturing efficiencies. The increase in Selling, informational and administrative expenses was primarily driven by higher promotional expenses in the U.S., primarily for Prevnar 13 in adults, Ibrance and newly launched Consumer Healthcare product line extensions, partially offset by favorable foreign exchange. The increase in Research and development expenses primarily reflects increased costs associated with our oncology programs, primarily our anti-PD-L1 alliance with Merck KGaA, partially offset by lower clinical trial spend for certain vaccine programs.

•
GEP––The increase in Cost of sales as a percentage of Revenues was primarily due to the impact of losses of exclusivity and the inclusion of one month of legacy Hospira U.S. operations, resulting in an unfavorable change in product mix, partially offset by the favorable impact of foreign exchange. The decrease in Cost of sales was primarily driven by favorable foreign exchange and lower volumes as a result of products losing exclusivity, partially offset by the inclusion of one month of legacy Hospira U.S. operations. The decrease in Selling, informational and administrative expenses was primarily due to lower field force, advertising and promotional expenses associated with certain products that have recently lost exclusivity and the benefits of cost-reduction and productivity initiatives, as well as favorable foreign exchange, partially offset by the inclusion of one month of legacy Hospira U.S. operations. The increase in Research and development expenses was primarily driven by increased investment in biosimilar development programs and the inclusion of one month of legacy Hospira U.S. operations, largely offset by lower clinical trial expenses related to postmarketing commitments, primarily for Celebrex and Pristiq.

The first nine months of 2015 reflect the following, as compared to the first nine months of 2014:

•
GIP––The decrease in Cost of sales as a percentage of Revenues was primarily driven by favorable foreign exchange, a decrease in royalty expense and an increase in alliance revenues, which have no associated cost of sales. The decrease in Cost of sales was primarily driven by favorable foreign exchange and, to a lesser extent, a decrease in royalty expense. The slight increase in Selling, informational and administrative expenses reflects additional investment in recently launched products and certain in-line products, largely offset by favorable foreign exchange and reduced investment in certain other in-line products. The increase in Research and development expenses primarily reflects the $295 million upfront payment to OPKO Health, Inc. made in the first quarter of 2015 and increased investment in certain late-stage pipeline programs, primarily bococizumab, partially offset by lower clinical trial expenses for various studies for certain previously approved products. The unfavorable change in Other (income)/deductions––net primarily reflects a decrease in royalty-related income, partially offset by an increase in our equity income from certain equity-method investments.

•
VOC––The decrease in Cost of sales as a percentage of Revenues was primarily driven by favorable foreign exchange, manufacturing efficiencies and a favorable change in product mix. The increase in Cost of sales was primarily due to an

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

increase in sales volumes, driven primarily by continued strong uptake of Prevnar 13 among adults, largely offset by favorable foreign exchange and manufacturing efficiencies. The increase in Selling, informational and administrative expenses was primarily driven by higher promotional expenses in the U.S., primarily for Prevnar 13 in adults, Ibrance and newly launched Consumer Healthcare product line extensions, partially offset by favorable foreign exchange. The decrease in Research and development expenses primarily reflects lower clinical trial spend for Trumenba, Prevnar 13 adult and certain oncology products, largely offset by increased costs associated with our oncology programs, primarily our anti-PD-L1 alliance with Merck KGaA.

•
GEP––The increase in Cost of sales as a percentage of Revenues was primarily due to the impact of losses of exclusivity and, to a lesser extent, the inclusion of one month of legacy Hospira U.S. operations, resulting in an unfavorable change in product mix, partially offset by the favorable impact of foreign exchange. The decrease in Cost of sales was primarily driven by favorable foreign exchange and lower volumes as a result of products losing exclusivity, partially offset by the inclusion of one month of legacy Hospira U.S. operations. The decrease in Selling, informational and administrative expenses was primarily due to lower field force, advertising and promotional expenses associated with certain products that have recently lost exclusivity and the benefits of cost-reduction and productivity initiatives, as well as favorable foreign exchange, partially offset by a higher cost for the U.S. Branded Prescription Drug Fee compared to the prior year and the inclusion of one month of legacy Hospira U.S. operations. The slight increase in Research and development expenses reflects increased investment in biosimilar development programs, and sterile injectable development programs acquired as part of our acquisition of InnoPharma, Inc., as well as the inclusion of one month of legacy Hospira U.S. operations, largely offset by lower clinical trial expenses related to postmarketing commitments, primarily for Celebrex and Pristiq. The unfavorable change in Other (income)/deductions––net primarily reflects the non-recurrence of prior year gains on the sale of product rights as well as a decrease in our equity income from our equity-method investment in China.

(3)	Total Innovative Products represents the sum of the GIP and VOC segments.

(4)	Other comprises the revenues and costs included in our Adjusted income components(5) that are managed outside of our three operating segments and includes the following:

	Third-Quarter 2015
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b), (c)	Medical(d), (c)	Corporate(e), (c)	Other Unallocated(f), (c)	Total
Revenues	$116	$—	$—	$—	$—	$116
Cost of sales	97	—	—	29	44	171
Selling, informational and administrative expenses	3	—	34	905	11	954
Research and development expenses	1	680	7	223	6	917
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	1	(15)	—	219	8	212
Income from continuing operations before provision for taxes on income	$15	$(665)	$(41)	$(1,376)	$(70)	$(2,138)

	Nine Months Ended September 27, 2015
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b), (c)	Medical(d), (c)	Corporate(e), (c)	Other Unallocated(f), (c)	Total
Revenues	$360	$—	$—	$—	$—	$360
Cost of sales	283	—	—	77	178	538
Selling, informational and administrative expenses	10	—	88	2,712	28	2,837
Research and development expenses	2	2,057	20	683	18	2,779
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(59)	—	476	44	461
Income from continuing operations before provision for taxes on income	$66	$(1,998)	$(108)	$(3,949)	$(268)	$(6,255)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Third-Quarter 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b), (c)	Medical(d), (c)	Corporate(e), (c)	Other Unallocated(f), (c)	Total
Revenues	$56	$—	$—	$—	$—	$56
Cost of sales	38	—	—	20	90	148
Selling, informational and administrative expenses	3	—	37	830	11	881
Research and development expenses	1	826	5	206	(1)	1,037
Amortization of intangible assets	—	—	—	—	1	1
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(22)	—	253	48	279
Income from continuing operations before provision for taxes on income	$14	$(804)	$(42)	$(1,308)	$(149)	$(2,290)

	Nine Months Ended September 28, 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b), (c)	Medical(d), (c)	Corporate(e), (c)	Other Unallocated(f), (c)	Total
Revenues	$175	$—	$—	$—	$—	$175
Cost of sales	115	—	—	70	257	442
Selling, informational and administrative expenses	10	—	89	2,513	28	2,640
Research and development expenses	2	2,208	19	631	12	2,872
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(56)	—	579	63	586
Income from continuing operations before provision for taxes on income	$48	$(2,152)	$(108)	$(3,794)	$(359)	$(6,365)

(a)
PCS––the revenues and costs of Pfizer CentreSource (PCS), our contract manufacturing and bulk pharmaceutical chemical sales operation. In the third quarter and first nine months of 2015, PCS revenues also include revenues related to our transitional manufacturing and supply agreements with Zoetis Inc.

(b)
WRD––the research and development expenses managed by our Worldwide Research and Development organization (WRD), which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate operating segment for possible clinical and commercial development. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(c)
See the "Analysis of Operating Segment Information" section of Pfizer's 2014 Financial Report, which was filed as Exhibit 13 to Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for certain qualitative information about our Other costs. This information will be provided on an annual basis.

(d)
Medical––the costs associated with our Pfizer Medical organization (Medical), which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes.

(e)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(f)	Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.

(5)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Adjusted Income” section of

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2015, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2015 and 2014. The adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(6)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive, unusual items that are evaluated on an individual basis by management. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2015 and 2014.

PFIZER INC. - REVENUES
THIRD-QUARTER 2015 and 2014
(UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2015	2014	% Change		2015	2014	% Change	2015	2014	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$12,087	$12,361	(2%)	6%	$5,565	$4,842	15%	$6,522	$7,519	(13%)	1%
INNOVATIVE PRODUCTS BUSINESS(b)	$6,752	$6,001	13%	21%	$3,722	$2,796	33%	$3,030	$3,206	(5%)	11%
GLOBAL INNOVATIVE PHARMACEUTICALS(b)	$3,521	$3,490	1%	10%	$1,762	$1,579	12%	$1,758	$1,912	(8%)	9%
Lyrica GIP(c)	947	854	11%	16%	703	585	20%	244	268	(9%)	7%
Enbrel (Outside the U.S. and Canada)	844	955	(12%)	5%	—	—	—	844	955	(12%)	5%
Viagra GIP(d)	333	299	12%	12%	324	288	12%	9	10	(12%)	3%
BeneFIX	194	212	(8%)	1%	81	91	(11%)	114	122	(7%)	10%
Chantix/Champix	159	158	1%	7%	103	93	11%	56	65	(14%)	2%
Genotropin	142	173	(18%)	(5%)	32	37	(13%)	109	136	(20%)	(3%)
Refacto AF/Xyntha	130	160	(19%)	(7%)	23	35	(36%)	107	125	(14%)	2%
Xeljanz	127	85	50%	53%	113	79	43%	14	6	*	*
Toviaz	59	69	(14%)	(4%)	23	30	(24%)	36	39	(7%)	12%
BMP2	57	56	1%	1%	57	56	1%	—	—	—	—
Somavert	54	59	(8%)	5%	17	15	14%	37	44	(15%)	2%
Rapamune	32	96	(66%)	(61%)	9	61	(86%)	24	36	(34%)	(20%)
Alliance revenues GIP(e)	343	209	64%	74%	244	166	47%	99	43	*	*
All other GIP(f)	98	105	(6%)	6%	34	42	(18%)	64	63	2%	22%
GLOBAL VACCINES, ONCOLOGY & CONSUMER HEALTHCARE(b)	$3,231	$2,511	29%	37%	$1,960	$1,217	61%	$1,272	$1,294	(2%)	14%
Prevnar family(g)	1,576	1,139	38%	44%	1,046	592	77%	530	546	(3%)	10%
Sutent	279	287	(3%)	10%	93	87	7%	186	200	(7%)	11%
Ibrance	230	—	*	*	229	—	*	1	—	*	*
Xalkori	122	112	9%	18%	57	47	21%	66	66	—	16%
Inlyta	105	102	2%	13%	48	46	5%	56	56	—	19%
FSME-IMMUN/TicoVac	28	—	*	*	—	—	—	28	—	*	*
All other V/O(f)	75	50	49%	62%	45	32	40%	30	18	65%	100%
Consumer Healthcare	817	821	—	7%	442	413	7%	375	408	(8%)	6%
ESTABLISHED PRODUCTS BUSINESS(h)	$5,219	$6,239	(16%)	(8%)	$1,789	$2,001	(11%)	$3,429	$4,238	(19%)	(7%)
Lipitor	454	490	(7%)	(1%)	41	38	7%	413	452	(8%)	(1%)
Lyrica GEP(c)	273	464	(41%)	(29%)	—	—	—	273	464	(41%)	(29%)
Premarin family	263	264	(1%)	—	246	244	1%	17	20	(19%)	(4%)
Norvasc	241	270	(11%)	(2%)	9	8	4%	232	262	(11%)	(3%)
Zyvox	165	339	(51%)	(43%)	27	171	(84%)	138	168	(18%)	(1%)
Celebrex	212	764	(72%)	(69%)	51	517	(90%)	161	246	(35%)	(25%)
Pristiq	185	178	4%	9%	144	131	10%	41	47	(13%)	6%
Vfend	165	174	(5%)	10%	10	7	39%	155	167	(7%)	9%
Medrol	112	101	11%	19%	54	35	52%	58	66	(11%)	2%
Viagra GEP(d)	97	128	(24%)	(13%)	—	—	—	97	128	(24%)	(13%)
Xalatan/Xalacom	98	124	(21%)	(4%)	5	5	(12%)	94	119	(21%)	(4%)
Zoloft	95	104	(9%)	3%	16	14	17%	79	91	(13%)	1%
EpiPen	107	79	36%	39%	91	60	53%	15	19	(19%)	(5%)
Relpax	91	92	—	7%	57	57	1%	34	35	(3%)	17%
Sulperazon	72	90	(20%)	(18%)	—	—	—	72	90	(20%)	(18%)
Fragmin	84	90	(6%)	8%	8	1	*	77	88	(13%)	1%
Tygacil	81	85	(5%)	6%	30	27	9%	51	58	(11%)	5%
Zithromax/Zmax	68	67	1%	13%	4	3	33%	65	65	—	12%
Effexor	66	86	(23%)	(13%)	20	26	(23%)	46	60	(23%)	(9%)
Revatio	53	64	(17%)	(2%)	9	12	(27%)	45	52	(15%)	4%
Xanax/Xanax XR	55	63	(11%)	3%	12	10	12%	44	52	(16%)	1%
Cardura	52	64	(19%)	(5%)	1	1	(8%)	51	63	(19%)	(5%)
Unasyn	50	52	(4%)	8%	1	1	67%	49	52	(5%)	7%
Neurontin	45	51	(11%)	(1%)	10	12	(12%)	35	39	(11%)	2%
Depo-Provera	45	54	(16%)	(10%)	17	20	(15%)	28	34	(18%)	(7%)
Alliance revenues GEP(i)	6	24	(75%)	(73%)	2	(1)	*	4	26	(83%)	(80%)
All other GEP(f), (j)	1,981	1,878	5%	15%	927	602	54%	1,055	1,277	(17%)	(4%)
Pfizer-Standalone (excluding legacy Hospira)(j)	1,651	1,878	(12%)	(3%)	596	602	(1%)	1,055	1,277	(17%)	(4%)
Legacy Hospira(j)	330	—	*	*	330	—	*	—	—	—	—
OTHER(k)	$116	$121	(4%)	6%	$54	$46	18%	$62	$76	(17%)	(1%)
Total Lyrica(c)	$1,220	$1,317	(7%)	—	$703	$585	20%	$517	$732	(29%)	(15%)
Total Viagra(d)	$430	$427	1%	5%	$324	$288	12%	$106	$139	(23%)	(11%)
Total Alliance revenues(l)	$349	$233	50%	59%	$245	$165	49%	$104	$68	52%	83%
See end of tables for notes (a) through (l).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
THIRD-QUARTER 2015 and 2014
(UNAUDITED)

	DEVELOPED EUROPE(m)				DEVELOPED REST OF WORLD(n)				EMERGING MARKETS(o)
	2015	2014	% Change		2015	2014	% Change		2015	2014	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,315	$2,837	(18%)	(2%)	$1,513	$1,816	(17%)	—	$2,694	$2,866	(6%)	5%
INNOVATIVE PRODUCTS BUSINESS(b)	$1,296	$1,404	(8%)	11%	$749	$826	(9%)	9%	$985	$976	1%	14%
GLOBAL INNOVATIVE PHARMACEUTICALS(b)	$855	$965	(11%)	6%	$506	$547	(8%)	12%	$398	$400	—	15%
Lyrica GIP(c)	—	—	—	—	178	195	(9%)	10%	67	74	(9%)	(1%)
Enbrel (Outside Canada)	532	625	(15%)	2%	100	120	(16%)	2%	212	210	1%	17%
Viagra GIP(d)	—	—	—	—	9	10	(13%)	3%	—	—	—	—
BeneFIX	70	75	(7%)	10%	29	36	(19%)	(4%)	15	11	39%	55%
Chantix/Champix	19	23	(15%)	(3%)	28	33	(15%)	2%	9	9	(2%)	16%
Genotropin	51	63	(19%)	(3%)	38	46	(17%)	—	20	27	(26%)	(10%)
Refacto AF/Xyntha	83	99	(17%)	(1%)	12	13	(9%)	10%	13	13	(1%)	15%
Xeljanz	3	2	94%	*	5	3	*	*	6	2	*	*
Toviaz	18	22	(20%)	(5%)	16	14	17%	39%	3	3	(13%)	6%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Somavert	30	36	(15%)	3%	4	4	(11%)	6%	3	4	(25%)	(11%)
Rapamune	11	13	(15%)	1%	3	4	(23%)	(9%)	9	18	(49%)	(38%)
Alliance revenues GIP(p)	58	22	*	*	39	19	*	*	3	2	62%	*
All other GIP(f)	(20)	(15)	37%	49%	44	50	(11%)	8%	40	28	43%	62%
GLOBAL VACCINES, ONCOLOGY & CONSUMER HEALTHCARE(b)	$441	$439	1%	21%	$244	$279	(13%)	4%	$587	$576	2%	13%
Prevnar family(g)	150	169	(11%)	6%	109	123	(12%)	5%	271	254	6%	14%
Sutent	91	100	(9%)	10%	28	33	(13%)	4%	66	67	(1%)	18%
Ibrance	—	—	—	—	—	—	—	—	1	—	*	*
Xalkori	33	32	2%	23%	11	18	(39%)	(27%)	22	15	42%	50%
Inlyta	27	27	(1%)	18%	20	23	(13%)	4%	10	6	56%	80%
FSME-IMMUN/TicoVac	25	—	*	*	—	—	—	—	2	—	*	*
All other V/O(f)	23	11	100%	*	4	4	15%	39%	3	3	2%	28%
Consumer Healthcare	93	99	(7%)	13%	70	78	(10%)	7%	212	230	(8%)	3%
ESTABLISHED PRODUCTS BUSINESS(h)	$981	$1,396	(30%)	(16%)	$752	$982	(23%)	(8%)	$1,696	$1,859	(9%)	1%
Lipitor	50	57	(11%)	7%	60	87	(31%)	(19%)	303	308	(2%)	2%
Lyrica GEP(c)	233	415	(44%)	(34%)	—	—	—	—	40	49	(18%)	17%
Premarin family	2	2	(26%)	(17%)	7	9	(21%)	(5%)	8	9	(15%)	—
Norvasc	18	25	(27%)	(11%)	63	85	(25%)	(11%)	150	152	(1%)	4%
Zyvox	74	86	(13%)	5%	21	30	(30%)	(15%)	43	52	(18%)	(3%)
Celebrex	9	36	(74%)	(69%)	62	113	(45%)	(35%)	90	97	(7%)	1%
Pristiq	5	4	19%	45%	20	28	(29%)	(14%)	16	15	7%	34%
Vfend	62	74	(16%)	—	30	37	(18%)	(1%)	62	56	11%	26%
Medrol	19	23	(17%)	(1%)	6	8	(31%)	(18%)	34	35	(3%)	8%
Viagra GEP(d)	14	20	(28%)	(14%)	9	14	(36%)	(24%)	74	94	(21%)	(11%)
Xalatan/Xalacom	23	31	(28%)	(13%)	40	49	(19%)	(2%)	31	38	(18%)	1%
Zoloft	7	12	(41%)	(29%)	38	47	(19%)	(2%)	34	32	7%	18%
EpiPen	—	—	—	—	15	19	(19%)	(5%)	—	—	—	—
Relpax	19	18	3%	24%	10	12	(14%)	4%	5	5	2%	19%
Sulperazon	—	—	—	—	4	5	(30%)	(15%)	68	84	(19%)	(18%)
Fragmin	44	50	(14%)	—	19	22	(13%)	2%	14	16	(13%)	4%
Tygacil	18	20	(11%)	8%	2	2	(24%)	(13%)	32	36	(10%)	4%
Zithromax/Zmax	9	12	(24%)	(8%)	12	15	(17%)	—	43	38	14%	22%
Effexor	18	22	(20%)	(4%)	7	12	(40%)	(29%)	21	26	(17%)	(5%)
Revatio	28	32	(12%)	6%	8	11	(26%)	(11%)	8	9	(9%)	13%
Xanax/Xanax XR	20	26	(21%)	(4%)	5	7	(25%)	(10%)	19	20	(7%)	12%
Cardura	17	21	(19%)	(3%)	12	17	(28%)	(13%)	23	26	(13%)	(1%)
Unasyn	5	10	(49%)	(38%)	12	15	(16%)	1%	32	27	17%	26%
Neurontin	12	13	(7%)	9%	7	9	(19%)	(6%)	16	17	(10%)	1%
Depo-Provera	6	7	(12%)	(1%)	3	3	(6%)	12%	19	24	(20%)	(10%)
Alliance revenues GEP(i)	3	14	(80%)	(76%)	—	6	(99%)	(99%)	1	6	(74%)	(72%)
All other GEP(f), (j)	267	367	(27%)	(12%)	280	322	(13%)	5%	509	587	(13%)	(3%)
Pfizer-Standalone (excluding legacy Hospira)(j)	267	367	(27%)	(12%)	280	322	(13%)	5%	509	587	(13%)	(3%)
Legacy Hospira(j)	—	—	—	—	—	—	—	—	—	—	—	—
OTHER(k)	$38	$37	4%	24%	$11	$8	41%	68%	$13	$31	(58%)	(50%)
Total Lyrica(c)	$233	$415	(44%)	(34%)	$178	$195	(9%)	10%	$106	$122	(13%)	7%
Total Viagra(d)	$14	$20	(28%)	(14%)	$18	$25	(26%)	(13%)	$74	$94	(21%)	(11%)
Total Alliance revenues(l)	$61	$36	67%	*	$39	$25	58%	90%	$4	$7	(44%)	(31%)
See end of tables for notes (b), (c), (d), and (f) through (p).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. - REVENUES
NINE MONTHS 2015 and 2014
(UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2015	2014	% Change		2015	2014	% Change	2015	2014	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$34,804	$36,487	(5%)	3%	$14,993	$14,023	7%	$19,811	$22,464	(12%)	1%
INNOVATIVE PRODUCTS BUSINESS(b)	$19,120	$17,377	10%	18%	$10,153	$7,873	29%	$8,967	$9,505	(6%)	9%
GLOBAL INNOVATIVE PHARMACEUTICALS(b)	$10,093	$10,114	—	8%	$5,018	$4,520	11%	$5,075	$5,594	(9%)	6%
Lyrica GIP(c)	2,701	2,447	10%	15%	1,975	1,701	16%	726	747	(3%)	11%
Enbrel (Outside the U.S. and Canada)	2,426	2,846	(15%)	—	—	—	—	2,426	2,846	(15%)	—
Viagra GIP(d)	955	845	13%	13%	929	816	14%	26	29	(9%)	3%
BeneFIX	561	640	(12%)	(4%)	237	297	(20%)	323	343	(6%)	9%
Chantix/Champix	491	475	3%	9%	306	278	10%	185	197	(6%)	8%
Genotropin	447	534	(16%)	(5%)	114	130	(12%)	333	403	(17%)	(3%)
Refacto AF/Xyntha	392	477	(18%)	(7%)	85	103	(17%)	306	374	(18%)	(4%)
Xeljanz	351	205	71%	74%	317	194	64%	34	11	*	*
Toviaz	193	211	(8%)	1%	85	98	(13%)	108	113	(4%)	12%
BMP2	169	147	15%	15%	169	147	15%	—	—	—	—
Somavert	158	168	(6%)	7%	48	40	20%	110	128	(14%)	3%
Rapamune	138	270	(49%)	(44%)	61	171	(64%)	77	100	(22%)	(10%)
Alliance revenues GIP(e)	834	507	65%	74%	583	421	38%	251	85	*	*
All other GIP(f)	277	342	(19%)	(12%)	108	125	(14%)	169	218	(22%)	(11%)
GLOBAL VACCINES, ONCOLOGY & CONSUMER HEALTHCARE(b)	$9,028	$7,264	24%	32%	$5,135	$3,353	53%	$3,893	$3,911	—	14%
Prevnar family(g)	4,384	3,163	39%	45%	2,773	1,533	81%	1,611	1,630	(1%)	11%
Sutent	815	865	(6%)	6%	264	258	2%	551	606	(9%)	7%
Ibrance	408	—	*	*	406	—	*	2	—	*	*
Xalkori	353	308	14%	23%	166	134	24%	186	175	7%	22%
Inlyta	311	291	7%	17%	146	131	12%	165	160	3%	21%
FSME-IMMUN/TicoVac	93	—	*	*	—	—	—	93	—	*	*
All other V/O(f)	199	143	39%	52%	111	91	22%	88	52	68%	*
Consumer Healthcare	2,465	2,494	(1%)	5%	1,268	1,207	5%	1,197	1,287	(7%)	5%
ESTABLISHED PRODUCTS BUSINESS(h)	$15,323	$18,742	(18%)	(11%)	$4,678	$6,011	(22%)	$10,645	$12,731	(16%)	(5%)
Lipitor	1,404	1,489	(6%)	—	120	184	(35%)	1,284	1,306	(2%)	5%
Lyrica GEP(c)	925	1,335	(31%)	(17%)	—	—	—	925	1,335	(31%)	(17%)
Premarin family	753	786	(4%)	(3%)	703	724	(3%)	50	62	(19%)	(8%)
Norvasc	744	830	(10%)	(3%)	27	29	(9%)	717	801	(11%)	(3%)
Zyvox	696	1,008	(31%)	(23%)	234	509	(54%)	462	500	(8%)	8%
Celebrex	640	2,150	(70%)	(67%)	130	1,440	(91%)	510	710	(28%)	(20%)
Pristiq	523	547	(4%)	(1%)	399	414	(4%)	124	134	(7%)	9%
Vfend	510	572	(11%)	2%	30	30	(1%)	479	542	(12%)	2%
Medrol	327	322	1%	9%	153	121	26%	174	201	(13%)	(2%)
Viagra GEP(d)	318	382	(17%)	(6%)	—	—	—	318	382	(17%)	(6%)
Xalatan/Xalacom	299	371	(19%)	(5%)	18	17	5%	282	354	(20%)	(6%)
Zoloft	274	310	(11%)	(1%)	44	40	11%	230	270	(15%)	(3%)
EpiPen	268	231	16%	18%	230	190	21%	38	40	(5%)	8%
Relpax	254	277	(8%)	(2%)	166	176	(6%)	88	101	(13%)	3%
Sulperazon	251	270	(7%)	(5%)	—	—	—	251	270	(7%)	(5%)
Fragmin	246	266	(7%)	6%	16	5	*	230	261	(12%)	2%
Tygacil	231	241	(4%)	4%	87	85	3%	144	156	(7%)	5%
Zithromax/Zmax	222	235	(5%)	3%	7	9	(23%)	215	226	(5%)	4%
Effexor	213	263	(19%)	(11%)	70	88	(20%)	144	176	(18%)	(7%)
Revatio	181	208	(13%)	—	43	40	6%	138	168	(18%)	(2%)
Xanax/Xanax XR	164	189	(13%)	—	32	31	3%	132	158	(16%)	(1%)
Cardura	158	199	(20%)	(9%)	3	3	(14%)	156	196	(20%)	(9%)
Unasyn	155	152	2%	13%	5	1	*	150	151	(1%)	10%
Neurontin	148	158	(7%)	2%	35	35	—	113	124	(9%)	2%
Depo-Provera	133	147	(9%)	(4%)	47	47	—	86	100	(14%)	(6%)
Alliance revenues GEP(i)	48	175	(73%)	(69%)	14	89	(85%)	34	86	(60%)	(53%)
All other GEP(f), (j)	5,238	5,628	(7%)	1%	2,066	1,705	21%	3,172	3,923	(19%)	(8%)
Pfizer-Standalone (excluding legacy Hospira)(j)	4,908	5,628	(13%)	(5%)	1,736	1,705	2%	3,172	3,923	(19%)	(8%)
Legacy HSP(j)	330	—	*	*	330	—	*	—	—	—	—
OTHER(k)	$360	$368	(2%)	3%	$162	$139	16%	$198	$229	(13%)	(5%)

Total Lyrica(c)	$3,626	$3,783	(4%)	3%	$1,975	$1,701	16%	$1,651	$2,082	(21%)	(7%)
Total Viagra(d)	$1,274	$1,227	4%	7%	$929	$816	14%	$345	$411	(16%)	(6%)
Total Alliance revenues(l)	$881	$681	29%	37%	$597	$510	17%	$285	$171	66%	99%
See end of tables for notes (a) through (l).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
NINE MONTHS 2015 and 2014
(UNAUDITED)

	DEVELOPED EUROPE(m)				DEVELOPED REST OF WORLD(n)				EMERGING MARKETS(o)
	2015	2014	% Change		2015	2014	% Change		2015	2014	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$7,006	$8,641	(19%)	(4%)	$4,562	$5,404	(16%)	(2%)	$8,243	$8,419	(2%)	7%
INNOVATIVE PRODUCTS BUSINESS(b)	$3,773	$4,231	(11%)	6%	$2,207	$2,380	(7%)	8%	$2,987	$2,894	3%	15%
GLOBAL INNOVATIVE PHARMACEUTICALS(b)	$2,447	$2,871	(15%)	1%	$1,496	$1,549	(3%)	13%	$1,132	$1,174	(4%)	9%
Lyrica GIP(c)	—	—	—	—	517	536	(4%)	13%	209	210	(1%)	6%
Enbrel (Outside Canada)	1,545	1,866	(17%)	(1%)	305	355	(14%)	—	576	626	(8%)	6%
Viagra GIP(d)	—	—	—	—	26	29	(9%)	3%	—	—	—	—
BeneFIX	195	211	(8%)	9%	95	106	(11%)	1%	34	26	30%	45%
Chantix/Champix	59	70	(16%)	(4%)	92	98	(7%)	7%	35	29	19%	37%
Genotropin	150	189	(21%)	(5%)	115	135	(14%)	—	67	79	(15%)	(2%)
Refacto AF/Xyntha	237	290	(18%)	(3%)	32	44	(27%)	(16%)	37	40	(7%)	4%
Xeljanz	8	4	*	*	12	4	*	*	13	3	*	*
Toviaz	51	68	(25%)	(11%)	48	36	36%	58%	9	10	(8%)	8%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Somavert	90	105	(15%)	3%	11	12	(5%)	10%	10	11	(14%)	2%
Rapamune	32	38	(15%)	—	11	12	(14%)	(2%)	34	49	(30%)	(20%)
Alliance revenues GIP(p)	141	43	*	*	100	39	*	*	10	4	*	*
All other GIP(f)	(61)	(13)	*	*	131	144	(9%)	8%	99	87	14%	25%
GLOBAL VACCINES, ONCOLOGY & CONSUMER HEALTHCARE(b)	$1,327	$1,360	(2%)	17%	$711	$831	(14%)	(2%)	$1,855	$1,720	8%	19%
Prevnar family(g)	443	505	(12%)	5%	316	367	(14%)	(1%)	851	758	12%	21%
Sutent	266	310	(14%)	3%	86	98	(13%)	1%	199	199	—	17%
Ibrance	—	—	—	—	—	—	—	—	2	—	*	*
Xalkori	93	81	15%	37%	35	48	(28%)	(16%)	58	45	29%	36%
Inlyta	80	77	3%	23%	61	68	(10%)	5%	24	15	57%	82%
FSME-IMMUN/TicoVac	76	—	*	*	—	—	—	—	17	—	*	*
All other V/O(f)	67	32	*	*	13	11	19%	39%	8	10	(16%)	3%
Consumer Healthcare	301	355	(15%)	2%	200	239	(16%)	(4%)	696	693	—	10%
ESTABLISHED PRODUCTS BUSINESS(h)	$3,107	$4,292	(28%)	(14%)	$2,327	$3,002	(22%)	(10%)	$5,212	$5,437	(4%)	4%
Lipitor	153	209	(26%)	(12%)	191	266	(28%)	(19%)	939	831	13%	17%
Lyrica GEP(c)	814	1,200	(32%)	(21%)	—	—	—	—	111	136	(18%)	14%
Premarin family	5	7	(17%)	(7%)	20	24	(18%)	(5%)	25	31	(20%)	(10%)
Norvasc	57	74	(23%)	(8%)	198	276	(28%)	(17%)	461	450	2%	7%
Zyvox	227	255	(11%)	7%	69	90	(23%)	(10%)	166	154	7%	21%
Celebrex	35	107	(68%)	(62%)	217	328	(34%)	(24%)	258	275	(6%)	2%
Pristiq	13	9	38%	67%	67	79	(15%)	(3%)	44	45	(3%)	16%
Vfend	191	225	(15%)	1%	88	108	(18%)	(4%)	200	209	(5%)	6%
Medrol	60	71	(16%)	—	19	25	(23%)	(11%)	95	105	(10%)	(1%)
Viagra GEP(d)	42	66	(35%)	(24%)	29	62	(53%)	(47%)	247	255	(3%)	8%
Xalatan/Xalacom	68	97	(30%)	(16%)	120	148	(18%)	(5%)	94	110	(15%)	2%
Zoloft	22	40	(45%)	(34%)	115	137	(16%)	(1%)	92	92	—	10%
EpiPen	—	—	—	—	38	40	(5%)	8%	—	—	—	—
Relpax	46	53	(12%)	5%	29	33	(13%)	2%	12	14	(16%)	(1%)
Sulperazon	—	—	—	—	12	17	(29%)	(16%)	239	253	(6%)	(4%)
Fragmin	131	151	(13%)	1%	59	63	(7%)	5%	40	47	(15%)	2%
Tygacil	47	56	(16%)	1%	5	5	(14%)	(6%)	93	95	(2%)	9%
Zithromax/Zmax	33	42	(23%)	(8%)	44	56	(22%)	(9%)	139	127	9%	15%
Effexor	52	69	(25%)	(10%)	24	35	(32%)	(23%)	68	72	(5%)	4%
Revatio	89	111	(19%)	(4%)	26	35	(24%)	(11%)	22	23	(2%)	21%
Xanax/Xanax XR	61	76	(20%)	(3%)	16	21	(22%)	(10%)	55	62	(10%)	5%
Cardura	50	62	(20%)	(5%)	39	58	(32%)	(21%)	67	76	(12%)	(3%)
Unasyn	21	30	(28%)	(13%)	39	45	(14%)	1%	90	76	18%	25%
Neurontin	35	41	(15%)	—	24	26	(11%)	(1%)	55	56	(3%)	6%
Depo-Provera	17	20	(16%)	(6%)	8	9	(11%)	2%	61	70	(13%)	(7%)
Alliance revenues GEP(i)	24	51	(54%)	(44%)	2	17	(87%)	(85%)	9	18	(52%)	(45%)
All other GEP(f), (j)	813	1,172	(31%)	(17%)	828	998	(17%)	(3%)	1,531	1,753	(13%)	(4%)
Pfizer-Standalone (excluding legacy Hospira)(j)	813	1,172	(31%)	(17%)	828	998	(17%)	(3%)	1,531	1,753	(13%)	(4%)
Legacy Hospira(j)	—	—	—	—	—	—	—	—	—	—	—	—
OTHER(k)	$126	$118	7%	16%	$29	$21	34%	47%	$44	$89	(51%)	(47%)
Total Lyrica(c)	$814	$1,200	(32%)	(21%)	$517	$536	(4%)	13%	$319	$346	(8%)	10%
Total Viagra(d)	$42	$66	(35%)	(24%)	$55	$91	(39%)	(31%)	$247	$255	(3%)	8%
Total Alliance revenues(l)	$164	$94	75%	*	$102	$56	82%	*	$19	$21	(13%)	4%
See end of tables for notes (b), (c), (d), and (f) through (p).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on pages 30 and 32.
(b)	The Innovative Products business is composed of two operating segments: the Global Innovative Pharmaceutical segment (GIP) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC).
(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica-GEP. All other Lyrica revenues are included in Lyrica-GIP. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica-GIP and Lyrica-GEP.

(d)
Viagra revenues from the U.S. and Canada are included in Viagra-GIP. All other Viagra revenues are included in Viagra-GEP. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra-GIP and Viagra-GEP.

(e)	Includes Eliquis and Rebif.
(f)	All other GIP, All other V/O and All other GEP are subsets of GIP, VOC and Established Products, respectively.
(g)
In the third quarter and the first nine months of 2015, all revenues were composed of Prevnar 13/Prevenar 13. In the third quarter and the first nine months of 2014, revenues were composed of the Prevnar family of products, which included Prevnar 13/Prevenar 13 and, to a much lesser extent, Prevenar (7-valent).

(h)
The Established Products business consists of GEP, which includes all legacy Hospira commercial operations. Commencing from the acquisition date, September 3, 2015, and in accordance with our domestic and international reporting periods, our consolidated statements of income, primarily GEP's operating results, for the three and nine months ended September 27, 2015 reflect one month of legacy Hospira U.S. operations but do not include any financial results from legacy Hospira international operations.

(i)	Includes Spiriva and Aricept.
(j)	Pfizer-Standalone (excluding legacy Hospira) GEP and Legacy Hospira are subsets of All other GEP.
(k)
Other includes revenues from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and revenues related to our transitional manufacturing and supply agreements with Zoetis Inc.

(l)	Total Alliance revenues represent the aggregate of worldwide revenues from Alliance revenues GIP and Alliance revenues GEP.
(m)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(n)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(o)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

(p)	Includes Eliquis.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of October 27, 2015. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.
This earnings release and the attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, the anticipated accretion and cost synergies expected from our recent acquisition of Hospira, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments in complete response letters received by us with respect to certain of our drug applications to the satisfaction of the FDA;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with interim data, including the risk that final results of studies for which interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

▪	the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated timeframe or at all;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment;

▪
the impact of any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

▪
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification or repeal of any of the provisions thereof;

▪
U.S. federal or state legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products and government-imposed access restrictions in certain countries;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of the internal separation of our commercial operations into our new operating structure; and

▪
risks and uncertainties related to our recent acquisition of Hospira, including, among other things, the ability to realize the anticipated benefits of the acquisition of Hospira, including the possibility that expected synergies will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; and unknown liabilities.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.